EXHIBIT 99.4

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) dated November 14, 2007, by and between Jonathan Ilan Ofir (“Ofir”), Jonathan Rigbi (“Rigbi”; collectively the “Sellers”), and TSSS, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, Ofir is the record and beneficial owner of [30,952,997] shares of common stock of DCI USA, Inc., a Delaware corporation (“DCI”),

WHEREAS, Rigbi is the record and beneficial owner of 6,135,000 shares of common stock of DCI,

WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase Sellers’ shares of common stock of DCI (the “Purchased Shares”) on the terms and provisions contained in this Agreement;

WHEREAS, Ofir has made a series of loans to DCI (collectively, the “Loans”) reflected in the books of DCI as being in the aggregate principal amount of $752,343.00 plus accrued interest of $19,868.17 as of the date hereof (said amount hereinafter referred to as the “DCIU Loan Amount”),

WHEREAS, Ofir desires to sell, and the Purchaser desires to purchase, the Loans on the terms and provisions as contained in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.    Purchase and Sale.

1.1    Purchase and Sale of the Purchased Sales. Subject to the terms and conditions of this Agreement, at the Closing (hereafter defined), Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall accept and purchase, the Purchased Shares and any and all rights in the Purchased Shares to which Sellers are entitled, and by doing so Sellers shall be deemed to have assigned all of their respective rights, title and interest in and to the Purchased Shares to Purchaser. Such sale of the Purchased Shares shall be evidenced by stock certificates, duly endorsed in blank or accompanied by stock powers, or other instruments of transfer in form and substance reasonably satisfactory to Purchaser. The Purchased Shares shall be payable at the Closing by the issuance and delivery by Sellers to Purchaser of stock certificates dated as of the date of Closing registered in the names and in such amounts as set forth herein.

1.2    Purchase Price for the Purchased Shares. The aggregate purchase price to be paid by Purchaser at the Closing for the Purchased Shares shall be Two Milion Five Hundred Ninety Six Thousand One Hundred Fifty Nine Dollars and eighty cents ($2,596,159.80) Dollars, or seven cents ($0.07) per Purchased Share.

1.3    Payment of Purchase Price for the Purchased Shares. Purchaser shall pay the purchase price at the Closing as follows: (a) $2,166,709.80 by wire transfer, certified or bank check made payable to Ofir and (b) $429,450 by wire transfer, certified or bank check made payable to Rigbi.

2.    Purchase and Sale of the Loans.

2.1    Purchase and Sale of the Loans. Subject to the terms and conditions of this Agreement, at the Closing, Ofir shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall accept and purchase, the Loans and any and all rights in the Loans to which Ofir is entitled, and by doing so Ofir shall be deemed to have assigned all of his rights, title and interest in and to the Loans to Purchaser. Such sale of the Loans shall be evidenced by the execution and delivery of the Assignment and Indemnification Agreement in the form attached hereto as Exhibit A (the “Assignment Agreement”).

2.2    Purchase Price for the Loans. The purchase price to be paid by Purchaser at the Closing to Ofir for the Loans shall be the DCIU Loan Amount less $150,000, or Six Hundred Twenty Two Thousand Two Hundred Eleven and 17/100 ($622,211.17) Dollars.

2.3    Payment of Purchase Price for the Loans. Purchaser shall pay the purchase price for the Loans at the Closing by execution and delivery of a six -month promissory note (the “Note”) in the form attached hereto as Exhibit B. Interest shall accrue on the unpaid principal of the Note at the rate of 1% per month.

3.    Closing.

3.1    Date and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held simultaneously with the execution of this Agreement at such place as the parties hereto may agree.

3.2    Deliveries.

(a)    At the Closing, Sellers shall deliver to Purchaser, (i) stock certificates evidencing the Purchased Shares, duly endorsed in blank or accompanied by stock powers, or other instruments of transfer in form and substance reasonably satisfactory to Purchaser, (ii) any documentary evidence of the due recordation in the Company’s share register of Purchaser’s full and unrestricted title to the Purchased Shares, (iii) the Assignment Agreement, duly executed by Ofir, (iv) the resignation of

Ofir and Rigbi from all their positions with DCI, and (v) such other documents as may be required under applicable law or reasonably requested by Purchaser.

(b)    At the Closing, Purchaser shall deliver to the Sellers (i) the purchase price for the Purchased Shares as provided in Section 1.3, (ii) the Note, (iii) the Assignment Agreement, (iv) board resolutions authorizing this Agreement, the Note, the Assignment Agreement and the transactions contemplated hereby and thereby and (v) such other documents as may be required under applicable law or reasonably requested by Purchaser.

4.    Representations and Warranties of Sellers. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, each of the Sellers jointly, but not severally, represents and warrants to Purchaser as follows:

4.1    Authority. Sellers have the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform their obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with the terms hereof.

4.2     Ownership. Sellers are the sole record and beneficial owners of the Purchased Shares, have good and marketable title to the Purchased Shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and have full legal right and power to sell, transfer and deliver the Purchased Shares to Purchaser in accordance with this Agreement. “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. Upon the execution and delivery of this Agreement, Purchaser will receive good and marketable title to the Purchased Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. Ofir is the sole owner of the Loans, has good and marketable title to the Loans, free and clear of all Encumbrances, and has full legal right and power to sell, transfer and deliver the Loans to Purchaser in accordance with this Agreement and the Assignment Agreement. Upon the execution and delivery of this Agreement and the Assignment Agreement, Purchaser shall receive good and marketable title to the Loans.

4.3    Interest in DCI. Effective as of the Closing, neither Seller will have any direct or indirect interest in any capital stock or other equity of DCI or any direct or indirect indebtedness to or from DCI.

4.4    SEC Filings. Sellers represent and warrant that they will file with the Securities and Exchange Commission (“SEC”) all requisite forms and filings to which the Sellers may be subject as a result of the transactions contemplated herein. Specifically, Sellers shall file or caused to be filed Form 4s disclosing the transactions contemplated herein pursuant to the rules and regulations of the SEC.

4.5    Broker. Except for Roger Donatello, no person or entity has acted, directly or indirectly, as a broker or finder for the Sellers in connection with the transactions contemplated by this Agreement and no person or entity is entitled to any fee or commission or like payment in respect thereof. The Sellers shall be responsible for the payment of such fee.

5.    Representations and Warranties of Purchaser. As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to the Sellers as follows:

5.1    Authority. Purchaser has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

5.2    No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Purchaser of any of the transactions on its part contemplated under this Agreement.

5.3    No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Purchaser is a party or by which they are bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchaser.

5.4    Non-Affiliate.  Purchaser represents and warrants that it is not an Affiliate (hereafter defined) of either of the Sellers, DCI or any Affiliate of DCI. Purchaser has no direct or indirect interest in DCI, nor any of its assets or properties other than the transactions contemplated by this Agreement. For purposes of this section, “Affiliate” shall mean any person or entity which, directly or indirectly, controls or is controlled by that person or entity, or is under common control with that person or entity. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean the pos-ses-sion, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.

5.5    Investment Intent. Purchaser is acquiring the Purchased Shares and the Loans for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in such Purchased Shares, the Loans or any portion thereof. Further, the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Purchased Shares or the Loans which are being purchased herein or any part thereof.

5.6    Applicability of Exemption. Purchaser understands that the Purchased Shares and Loans are being offered and sold to Purchaser in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and that the Sellers are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Purchased Shares.

5.7    Accredited Investor. The Purchaser is an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act by reason of Rule 501(a)(3).

5.8    Potential Loss of Investment. The Purchaser understands that an investment in the Purchased Shares and Loans is a speculative investment which involves a high degree of risk and the potential loss of its entire investment.

5.9    Restricted Securities. Purchaser understand that the Purchased Shares have not been registered under the Securities Act or registered or qualified under any the securities laws of any state or other jurisdiction, are “restricted securities,” and cannot be resold or otherwise transferred unless they are registered under the Securities Act, and registered or qualified under any other applicable securities laws, or an exemption from such registration and qualification is available. Each certificate for any Purchased Shares shall bear a legend to the foregoing effect.

5.10    Review of SEC Documents.  Purchaser has reviewed or received copies of all reports and other documents filed by DCI and its officers and directors with the Securities and Exchange Commission and any other documents or information requested by Purchaser.

5.11    No Reliance.  Other than as set forth herein, Purchaser is not relying upon any other information, representation or warranty by Sellers, DCI, or any representative of Sellers in determining to invest in the Purchased Shares other than those expressly provided in Section 4.  Purchaser has consulted, to the extent deemed appropriate by Purchaser, with the Purchaser’s own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchased Shares and Loans and on that basis believes that its investment in the Purchased Shares and Loans is suitable and appropriate for Purchaser.

5.12    SEC Filings. Purchaser represents and warrants that it will file with the SEC all requisite forms and filings to which the Purchaser may be subject as a result of the transactions contemplated herein. Specifically, Purchaser shall file or caused to be filed a Current Report on Form 8-K, a Schedule 13D and Form 3s disclosing the transactions contemplated herein pursuant to the rules and regulations of the SEC.

5.13    Broker. No person or entity has acted, directly or indirectly, as a broker or finder for the Purchaser in connection with the transactions contemplated by this Agreement and no person or entity is entitled to any fee or commission or like payment in respect thereof.

6.    Indemnification; Survival.

6.1    Indemnification. Sellers, on the one hand, and Purchaser, on the other hand, shall jointly and severally indemnify and hold harmless the other party and such other party’s agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the “Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or non-fulfillment of any of the representations and warranties of such party in this Agreement, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty and (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement.

6.2    Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

7.    Miscellaneous.

7.1    Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

7.2    Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

(1)    If to Sellers:

Jonathan Ilan Ofir
_______________
_______________

and

Jonathan Rigbi
_______________
_______________

(2)    If to Purchaser:

TSSS, Inc.
________________________
________________________

Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

7.3    Choice of Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

7.4    Jurisdiction. The parties hereby irrevocably consent to the in personam jurisdiction of the state or federal courts located in the State of New York, in connection with any action or proceeding arising out of or relating to this Agreement or the transactions and the relationships established thereunder.

7.5    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

7.6    Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

7.7    Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

7.8    Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

7.9    Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.10    Severability.  If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.11    Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

7.12    Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the Agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. All references in this Agreement to Sections, and Schedules are to sections, and schedules to this Agreement, unless otherwise indicated.

IN WITNESS WHEREOF, the undersigned have duly executed this Stock Purchase Agreement as of the date first above written.

/s/ Jonathan Ilan Ofir

JONATHAN ILAN OFIR

/s/ Jonathan Rigbi

JONATHAN RIGBI

TSSS, INC.

By:/s/ Ofer Arbib

Name:  Ofer Arbib
Title:  Member of the Board